Exhibit 10.9

[LOGO](TM) INNODATA                           Innodata Isogen, Inc.
           ISOGEN                             Three University Plaza
                                              Hackensack, NJ 07601
                                              T (201) 488-1200  F (201) 488-9128
                                              www.innodata-isogen.com

Re: Stock options (the "Options") granted under the Company's 2001 Stock Option Plan on August 19, 2004 to purchase an aggregate of 100,000 shares of common stock with an exercise price of $3.75. Shares that are at any time issuable or issued under the Options are referred to herein as the "Shares."

Dear Mr. Abuhoff:

This is to confirm that effective December 9, 2005, your Options are modified as follows:

      1. The Options are vested in full and are exercisable in full. The Options shall expire at the times set forth in the applicable stock option agreements.

      2. In addition to the other restrictions on sale, pledge or other disposition set forth in the Plan and the applicable stock option agreements, you shall not (i) until January 19, 2006 sell, pledge, or otherwise dispose of more than 33,333 Shares, less any Previously Sold Shares (as hereinafter defined) and (ii) during each subsequent period from the 19th day of any calendar month to the 18th day of the next calendar month, sell, pledge, or otherwise dispose of a number of Shares equal to (1) the Base Number (as hereinafter defined) for that period, less (2) any then Previously Sold Shares.

      3. "Previously Sold Shares" means at any time the number of Shares that you shall theretofore have sold, pledged or otherwise disposed, whether before or after the date of this Agreement.

      4. The "Base Number" is 35,416 for the period from January 19, 2006 until the close of business on February 18, 2006, and increases by 2,083 for each succeeding period from the 19th of each calendar month to the to the 18th day of the next calendar month, so that for example, the Base Number for the period from July 19, 2008 to August 18, 2008 is 97,906. From and after August 19, 2008, the Base Number shall be 100,000.

      5. Certificates for Shares that you may not sell, pledge or otherwise dispose will be endorsed with the following restrictive legend, in addition to any other restrictive legend necessary pursuant to applicable securities law, or otherwise: "The sale, pledge or other disposition of these shares is restricted as set forth in an instrument between the stockholder and the Company, a copy of which is on file at the offices of the Company."

      6. The restrictions on sale, pledge, or other disposition set forth above will survive any termination of employment (whether voluntary or involuntary and whether or not for cause or for good reason or otherwise), death or disability.

      7.    This   Agreement   is   binding   on  you  and  on   your   personal
            representatives and assigns. It may not be changed or terminated orally.

Please sign the extra copy of this letter in the space below and return it to the Company to confirm your understanding and acceptance of the terms of this letter.

Sincerely,

Innodata Isogen, Inc.


By: Stephen Agress
    Vice President, Finance


Acknowledged and Agreed:


---------------------------------
Jack Abuhoff